UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2016

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On February 12, 2016, Vicente Anido, Jr., Ph.D., notified the Board of Directors of Depomed, Inc. (the “Company”) that he would not stand for re-election to the Company’s Board of Directors at the 2016 Annual Meeting of Shareholders.  Dr. Anido is expected to continue to serve as a director until the expiration of his current term, which will end effective upon the election of directors at the Company’s 2016 Annual Meeting of Shareholders.

Amended and Restated Management Continuity Agreements

On February 12, 2016, the Board of Directors amended and restated the form of Management Continuity Agreement previously entered into with the Company’s executive officers to, among other things, (i) provide that certain severance benefits payable upon a termination following a change in control will be made in a lump sum and (ii) extend the protection period following a change in control to provide that such severance benefits may become payable upon certain involuntary terminations that occur within twenty-four months (rather than twelve months) following a change in control.  The form of Management Continuity Agreement, as amended and restated (the “Amended and Restated Management Continuity Agreement”) is to be entered into with each of the Company’s executive officers and replaces and supersedes the Management Continuity Agreements previously entered into by the Company and such officers.

Amended and Restated Depomed, Inc. Bonus Plan

On February 12, 2016, the Board of Directors of the Company amended and restated the Company’s Annual Bonus Plan (the “Bonus Plan”) to, among other things, provide that upon a change in control, each eligible employee who remains employed by the Company on the closing date of such change in control will receive a pro-rated bonus payout at closing based on the employee’s bonus target and individual weighting of corporate and personal goals as well as the number of days in the plan year that have elapsed through and including the closing date.  Determination of the payout will be made assuming that personal goals have been achieved at 100% and corporate goals have been achieved at target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: February 19, 2016	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel